Exhibit 99.1

OfficeMax
150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact

Bill Bonner

630 438 8584

For Immediate Release: January 12, 2005

OFFICEMAX ANNOUNCES RESIGNATION OF CFO, DELAYS EARNINGS RELEASE PENDING INVESTIGATION AND REITERATES INTENT TO REPURCHASE COMMON SHARES

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, announced today that Brian Anderson, executive vice president and chief financial officer, has resigned.  Ted Crumley, the former chief financial officer of OfficeMax, will return to that position on an interim basis.  The company has begun a search for a permanent replacement.

Chris Milliken, president and CEO of OfficeMax, said, “We are disappointed that Brian is leaving after only two months of service.  We regret that his commitment to our business was not strong enough to allow him to make a long-term contribution.”

OfficeMax also announced that it will postpone the release of its earnings for the fourth quarter and full year 2004, pending the conclusion of its previously announced internal investigation into issues relating to its accounting for vendor income.  The investigation is being conducted under the direction of the audit committee of OfficeMax’s board of directors.

To date, the company’s investigation has confirmed the claims by a vendor to its retail business that certain employees fabricated supporting documentation for approximately $3.3 million in claims billed to the vendor by OfficeMax during 2003 and 2004.  As a result of information discovered in the course of its investigation, the company has expanded the scope of its investigation to include a review of the manner in which it recorded rebates and other payments from vendors for fiscal years 2003 and 2004.  The issues involved in this aspect of the investigation principally involve the proper timing for the recognition of such payments. The company has terminated four employees, based on the information discovered through its investigation.

The company expects to complete its investigation by the third full week of February, 2005, and to file with the SEC the company’s Form 10-K for its 2004 fiscal year within the time period prescribed by the SEC.  OfficeMax also reaffirmed its intent to proceed with its previously announced share repurchases after financial results for 2004 have been reported.

The company does not currently expect to provide further information about its operations or the status of the investigation until earnings have been reported.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, Internet and nearly 950 superstores. The business had sales of $6.6 billion in the first nine months of 2004 and trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

Forward Looking Statements

This press release contains forward-looking statements about the timing of our internal investigation, the timing of the filing of our Form 10-K for the 2004 fiscal year, and future corporate communications.  While we currently anticipate that we will complete the investigation, file our 10-K, and communicate as described above, intervening or unexpected events, as well as inherent risks and uncertainties, could change our plans.  These include our ability to identify and hire a new chief financial officer, the results of the ongoing investigation, any additional investigations we may undertake related to those results, the participation of third parties in the investigation and with respect to our securities filings, and other unanticipated events and uncertainties.  There can be no assurance that we will be able to complete our investigation and finalize and file our 10-K within the timeframe indicated.

In addition, this press release contains forward-looking statements about our intent to proceed with our share repurchases. While our current intent is to repurchase our common stock, there are inherent risks and uncertainties that could cause our plans to change. There is no assurance we will be able to repurchase stock as we anticipate today. Intervening or unexpected events could disrupt our plans.  These could include the outcome of the investigation discussed above, unanticipated cash requirements, a changed business environment that alters our capital needs, unanticipated legal restrictions on our ability to proceed with the repurchase, acts of terrorism or other disasters that change the financial markets, and other unanticipated events.

The forward-looking statements in this release speak only as of the date of this release, and we undertake no duty to update them in light of new information

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